EXHIBIT 16.1

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C.  20549

Ladies and Gentleman:

We have read the statements under item 4.01 in the Form 8-K dated October 19, 2015, of Eventure Interactive, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

/s/ GBH CPAs

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

October 19, 2015